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                                                                     Exhibit 5.1

                           Opinion of McGuireWoods LLP

                        [Letterhead of McGuire Woods LLP]

                                         October, 19,2001
Board of Directors
Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060-6148

        Ladies and Gentlemen:

        Reference is made to your Registration Statement on Form S-3 being filed with the Securities and Exchange Commission (the Registration Statement) in connection with the registration of up to U.S. $650,000,000 aggregate principal amount of certain Debt Securities, Common Shares, Preferred Shares, Warrants, Trust Preferred Securities and related Guarantee and Agreement as to Expenses and Liabilities, Stock Purchase Contracts and Stock Purchase Units (collectively, the "Securities") under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the offering of the Securities, you have requested our opinion with respect to the matters set forth herein.

        We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

        On the basis of such examination and review, we advise you that, in our opinion, when the terms of any class or series of the Securities of which the Company is the issuer have been authorized by appropriate action of the Company and have been issued and sold as described in the Registration Statement, as it may be amended, and any related registration statements filed pursuant to Rule 462(b) under the Act, the prospectus, the applicable prospectus supplement and any underwriting or similar sales or distribution agreement and, with respect to the debt securities, when such debt securities have been duly executed, authenticated and delivered in accordance with the applicable indenture or supplemental indenture, then (i) the Securities of which the Company is the issuer will be legally issued and, with respect to preferred shares and common shares, fully-paid and non-assessable and (ii) the debt securities will be validly authorized and issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to us under the heading "Legal Matters" in the prospectus that is part of the Registration Statement, and in any supplements thereto, and any related registration statements filed pursuant to Rule 462(b) under the Act. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       McGuireWoods LLP